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                                                                  EXHIBIT 10(mm)

                                CREDIT AGREEMENT

                                     between

                           QUAKER CHEMICAL CORPORATION

                                       and

                               ABN AMRO BANK N.V.



                        ________________________________

                           Dated as of April 12, 2002

                        ________________________________

                                   $20,000,000


________________________________________________________________________________

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     CREDIT AGREEMENT, dated as of April 12, 2002, between QUAKER CHEMICAL
CORPORATION (the "Borrower"), and ABN AMRO Bank N.V., New York Branch (the "Bank"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 9 are used herein as so defined.

                              W I T N E S S E T H :
                              - - - - - - - - - -


     WHEREAS, subject to and upon the terms and conditions herein set forth, the Bank is willing to make available the credit facilities provided for herein;

               NOW, THEREFORE, IT IS AGREED:


                     Section 1. Amount and Terms of Credit

     1.01 Commitment. Subject to and upon the terms and conditions herein set forth, the Bank agrees to make a loan or loans (each, a "Loan" and, collectively, the "Loans") to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Effective Date and prior to the Expiry Date; (ii) may be repaid and reborrowed in accordance with the provisions hereof; and (iii) shall not exceed at any time outstanding that aggregate principal amount of $20,000,000.

     1.02 Minimum Borrowing Amounts, Etc. The aggregate principal amount of each Loan shall not be less than the Minimum Borrowing Amount. More than one Loan may be incurred on any day; provided that at no time shall there be outstanding more than eight Loans.

     1.03 Notice of Borrowing. Whenever the Borrower desires to incur a Loan, it shall give written notice to the Bank, prior to (i) 12:00 Noon (New York time), at least three Business Days' prior to the date on which the Loan will be disbursed, if the requested Loan is to be a Eurodollar Loan, or (ii) 3:00 P.M. (New York time) on the date on which the Loan will be disbursed if the requested Loan is to be a Cost of Funds Loan or a Prime Rate Loan. Each such notice (each a "Notice of Borrowing") shall, except as provided in Section 1.09(b), be irrevocable, shall be executed by an Authorized Financial Officer of the Borrower and shall be in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loan requested; (ii) the date of such borrowing (which shall be a Business Day); (iii) the Interest Rate Basis selected for the Loan; and (iv) if applicable, the Interest Period to be initially applicable thereto and (v) the Maturity Date of such Loan (provided that the Maturity Date shall in no event be later than the Expiry Date).

     1.04 Disbursement of Funds. On the date specified in the respective Notice of Borrowing, the Bank will make available to the Borrower the amount of the Loan to be made on such date (if any) by depositing such amount, in funds of same day availability, to the account of the Borrower, on the books of the Bank; or by wire transfer of such funds in accordance with the Borrower's prior written instructions.

     1.05 Note. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (the "Note").

     (b) The Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Bank and be dated the Effective Date, (iii) be in a stated principal amount equal to the

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Commitment, and shall be payable in the principal amount of the Loans evidenced thereby, (iv) mature on the Expiry Date, (v) bear interest as provided in
Section 1.06, (vi) be subject to voluntary prepayment as provided in Section 3.01, and (vii) be entitled to the benefits of the Agreement.

     (c) The Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of the Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

     1.06 Interest. (a) The unpaid principal amount of each Loan shall bear interest from the date of the disbursement thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Margin plus the relevant Interest Rate Basis.

     (b) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum (recomputed daily) equal to 2.55% per annum in excess of the average daily cost to the Bank (as determined by the Bank, which determination shall be conclusive and binding, absent manifest error) of overnight funds in the interbank market in amounts comparable to the respective Loan.

     (c) Interest shall accrue from and including the date of any Loan to but excluding the date of any repayment thereof and shall be payable in respect of the outstanding amount of each Loan, (i) in the case of any Prime Loan, on the last Business Day of each consecutive calendar month, (ii) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (iii) on any prepayment (on the amount prepaid), (iv) at maturity (whether by acceleration or otherwise) and,
(v) after such maturity (as such maturity may be extended pursuant to Section 1.07(b)), on demand.

     (d) All computations of interest hereunder shall be made in accordance with Section 10.06(b).

     (e) The Bank, upon determining the interest rate for any Loan for any Interest Period, shall promptly notify the Borrower thereof.

     1.07  Interest Periods.

     (a) At the time the Borrower gives a Notice of Borrowing in respect of the making of a Loan (in the case of the initial Interest Period applicable thereto) or in the case of a notice given at the expiration of an Interest Period, (i) prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period (if the next Interest Rate Basis will be the Eurodollar Rate) or (ii) prior to 3:00 P.M. on the date of the expiration of the Interest Period (if the next Interest Rate Basis will be the Cost of Funds Rate or the Prime Rate), it shall have the right to elect by giving the Bank written notice (or telephonic notice promptly confirmed in writing) of the Interest Period and Interest Rate Basis applicable to such Loan. If the Interest Rate Basis is the Eurodollar Rate or the Cost of Funds Rate, the Interest Period shall, at the option of the Borrower be any period not exceeding six months. Notwithstanding anything to the contrary contained above:

           (i) the initial Interest Period for any Loan shall commence on the date of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the next preceding Interest Period expires;

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             (ii)  if any Interest Period for a Loan for which the Interest Rate
     Basis is the Eurodollar Rate, begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

             (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, that if the Interest Rate Basis for the respective Loan is the Eurodollar Rate and if such succeeding Business Day falls in the following calendar month, such Interest Period shall expire on the next preceding Business Day;

             (iv) no Interest Period may be elected if it would extend beyond the Maturity Date; and

             (v) no Interest Period may be elected at any time when a Default under Section 7.01 or Event of Default is then in existence.

     (b) If by 3:00 P.M. on the day of the expiration of any Interest Period, the Borrower (I) has not notified the Bank of its selection of a new Interest Period and/or a new Interest Rate Basis, (II) has not notified the Bank that it will repay the respective Loan at the expiration of such Interest Period, and
(III) no Event of Default has occurred and is continuing, then the Borrower shall be deemed to have converted such Loan to an overnight Cost of Funds Loan (and the Loan shall not thereupon be considered overdue), which election shall be deemed to be remade daily and remain in effect until (A) the Borrower repays such Loan and all accrued interest thereon, (B) selects another Interest Rate Basis, (C) five consecutive days have elapsed or (D) the Expiry Date. In the event that such election has continued for five consecutive days, then thereafter, the Borrower shall be deemed to have selected a Prime Loan, which election shall be deemed to be remade daily and remain in effect until (A) the Borrower repays such Loan and all accrued interest thereon, (B) selects another Interest Rate Basis, or (C) the Expiry Date.

     1.08 Maturity of Loans. Each Loan shall mature on its Maturity Date or, in the case of a Prime Rate Loan, on the Expiry Date. On the applicable date, the Borrower will pay to the Bank any and all amounts due in connection with such Loan, which have not theretofore been paid or automatically extended pursuant to
Section 1.07(b).

     1.09 Increased Costs, Illegality, Etc. (a) In the event that the Bank shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

             (i) on any date for determining the Eurodollar Rate for any Interest Period, that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

             (ii) at any time, that the Bank shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline, or order (whether or not having the force of law), or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline, order or request (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances affecting the interbank markets generally; or

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          (iii) at any time since the date of this Agreement, that the making or continuance of any Loan has become unlawful by compliance by the Bank in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which the Bank and similarly-situated banks customarily comply even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market; then, and in any such event, the Bank shall (x) on such date and (y) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower of such determination. Thereafter, (x) in the case of clause (i) above, Loans shall no longer be available until such time as the Bank notifies the Borrower that the circumstances giving rise to such notice by the Bank no longer exist, and any Notice of Borrowing given by the Borrower with respect to Loans which have not yet been incurred shall be deemed rescinded by the borrower, (y) in the case of clause (ii) above, the Borrower agrees to pay to the Bank, upon written demand therefor (accompanied by the written notice referred to below), such additional amounts as shall be required to compensate the Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to the Bank, showing the basis for the calculation thereof (and in the case of any notice given as a result of a change with any law, governmental rule, regulation, guideline or order, a description of the relevant provisions of such law, rule, regulation, guideline or order and, as requested by the Borrower, a memorandum or an opinion of counsel (the reasonable fees and expenses of which shall be born by the Borrower) of recognized standing as to the effect of such change on the Bank), submitted to the Borrower by the Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.09(b) as promptly as possible and, in any event, within the time period required by law.

     (b) At any time that any Loan is affected by the circumstances described in
Section 1.09(a)(ii) or (iii), the Borrower may (and in the case of a Loan affected pursuant to Section 1.09(a)(iii) the Borrower shall) either (i) if the affected Loan is then being made pursuant to a pending Notice of Borrowing, cancel such Notice of Borrowing by giving the Bank telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by the Bank pursuant to Section 1.09(a)(ii) or (iii)) or (ii) if the affected Loan is then outstanding, convert such loan together with interest accrued thereon and any other amounts due thereunder to a Prime Rate Loan. The Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.09(b), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.09(b) upon the subsequent receipt of such notice.

     (c) If the Bank shall have determined that after the date hereof, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy), then from time to time, upon written demand by the Bank, accompanied by the notice referred to in the last sentence of

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this clause (c), the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. The Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.09(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrower's obligations to pay additional amounts pursuant to this Section 1.09(c) upon the subsequent receipt of such notice.

     1.10 Compensation. The Borrower agrees to compensate the Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Bank to fund its Loans but excluding loss of anticipated profit with respect to any Loans) which the Bank may sustain: (i) if for any reason (other than a default by the Bank ) a Loan does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.09(b)); (ii) if any repayment or conversion of any Loan occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any Loan is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.09(b). Calculation of all amounts payable to the Bank under this Section 1.10 shall be made as though the Bank had actually funded its relevant Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of a Eurodollar deposit from an offshore office of the Bank to a domestic office of the Bank in the United States of America; provided, however, that the Bank may fund each of its Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.10.

     1.11 Change of Lending Office. the Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.09(a)(ii) or (iii), or 1.09(c) with respect to the Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Bank) to designate another lending office for any Loans affected by such event; provided, that such designation is made on such terms that, in the sole judgment of the Bank, the Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequences of the event giving rise to the operation of any such Section. Nothing in this Section 1.11 shall affect or postpone any of the obligations of the Borrower or the right of the Bank provided in Section 1.09.

     1.12 Extension of Expiry Date. On any Business Day not less than 60 nor more than 90 days prior to the Expiry Date then in effect, the Borrower may, by written notice to the Bank, request that the Expiry Date be extended for an additional 364 days. The Bank may accept or reject such request in its sole discretion. The Bank will notify the Borrower of its decision, in writing, not less than 45 days prior to the Expiry Date then in effect. If the Bank shall fail to give such notice, it shall be deemed to have rejected such request.

                          Section 2. Fees; Commitments

     2.01 Facility Fee. The Borrower agrees to pay to the Bank a facility fee (the "Facility Fee") for the period from the Effective Date to but not including the date the Commitment has been terminated, at a rate per annum equal to 0.20 per cent per annum, payable on the aggregate amount of the Commitment (as the same may be reduced in accordance with

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Section 2.02), whether used or unused. The Facility Fee shall be computed in accordance with Section 10.06.

     2.02 Voluntary Reduction of Commitments. Upon at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) to the Bank the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the unutilized Commitment; provided, that any partial reduction pursuant to this Section 2.02 shall be in the amount of at least $250,000.

     2.03 Termination of Commitments. The Commitment shall terminate on the Expiry Date as extended from time to time in accordance with the terms hereof.

                               Section 3. Payments

     3.01 Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty except as otherwise provided in this Agreement, from time to time on the following terms and conditions: (i) the Borrower shall give the Bank written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and the specific Loans(s) to which prepayment shall be applied, which notice shall be given by the Borrower prior to 12:00 Noon (New York time) at least three Business Days prior to the date of such prepayment in the case of Eurodollar Loans, or prior to 3:00 P.M. (New York time) on the date of such prepayment in the case of Cost of Funds Loans; and (ii) each prepayment shall be in an aggregate principal amount of at least $250,000; provided, that no partial prepayment of a Loan shall reduce the aggregate principal amount of the Loans outstanding to an amount less than the Minimum Borrowing Amount applicable thereto; and provided further that the Borrower shall comply with
Section 1.10 hereof.

     3.02 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Bank not later than 3:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the office of the Bank designated to receive notices pursuant to Section
10.03 hereof, it being understood that written, telex or facsimile transmission notice by the Borrower to the Bank to make a payment from the funds in the Borrower's account at the Bank shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 3:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

     3.03 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 3.03(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of the Bank pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of the Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such

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non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under the Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in the Note. The Borrower will furnish to the Bank within 45 days after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless the Bank, and reimburse the Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by the Bank.

     (b) The Bank agrees to deliver to the Borrower prior to the Effective Date, an accurate and complete original signed copy of Internal Revenue Service Form W-8 ECI (or successor form) certifying the Bank's entitlement to a complete exemption from United States Withholding Tax with respect to payments to be made under this Agreement and under the Note.

                              Section 4. Conditions

     4.01 Conditions Precedent to the Effective Date. This Agreement shall become effective on the date (the "Effective Date") on which the following conditions shall have been satisfied:

     (a) Execution of Agreement. The Borrower and the Bank shall have signed counterparts of this Agreement and shall have delivered same each to the other;

     (b) Note. On the Effective Date, there shall have been delivered to the Bank the Note executed by the Borrower in the amount, maturity and as otherwise provided herein;

     (c) Corporate Proceedings. On the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the Note shall be reasonably satisfactory in form and substance to the Bank, and the Bank shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Bank reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities;

provided, however, that if the Effective Date shall not have occurred on or before the 30th day after the Bank shall have executed and delivered to the Borrower a counterpart hereof, then this Agreement shall be deemed terminated.

     4.02. Conditions Precedent to Loans. The obligation of the Bank to make each Loan hereunder is subject, at the time of the making of each such Loan, to the satisfaction of the following conditions:

     (a)   Effectiveness. The Effective Date shall have occurred.

     (b) No Default; Representations and Warranties. At the time of the making of each Loan and also immediately after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the respective Notice of Borrowing shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of such Loan, unless stated to relate to a specific earlier date, in which case such

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representations and warranties shall be true and correct in all material respects as of such earlier date.

     (c) Notice of Borrowing. The Bank shall have received a Notice of Borrowing in respect of such Loans satisfying the requirements of Section 1.02.

     The acceptance of the benefits of each Loan shall constitute a representation and warranty by the Borrower to the Bank that all of the applicable conditions specified above exist as of the date of such Loan. All of the certificates, legal opinions and other documents and papers referred to in
Section 4.01 shall be reasonably satisfactory in form and substance to the Bank.

                    Section 5. Representations and Warranties

     In order to induce the Bank to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the making of the Loans.

     5.01 Corporate Status. The Borrower is a corporation duly existing and in good standing under the laws of the Commonwealth of Pennsylvania; each Principal Subsidiary is a corporation duly existing and in good standing under the laws of the jurisdiction of its respective incorporation; and the Borrower and each Principal Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect. The Borrower and each Principal Subsidiary, respectively, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     5.02 Power and Authority. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents. The Borrower has duly executed and delivered each Credit Document and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights, by equitable principles (regardless of whether enforcement is sought in equity or at law) and by principles of good faith and fair dealing.

     5.03 No Violation. Neither the execution, delivery or performance by the Borrower of the Credit Documents nor compliance by it with the terms and provisions thereof, nor the consummation of the transactions contemplated therein, (i) will contravene any applicable provision of any law, statute, rule or regulation, or any material order, writ, injunction or decree binding upon the Borrower of any court or governmental instrumentality, (ii) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Principal Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, or other material instrument or agreement to which the Borrower is a party or by which it or any of its property or assets are bound or to which it is subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower.

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     5.04 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any Subsidiary (i) in which there is a reasonable possibility of an adverse decision which could have Material Adverse Effect or (ii) that in any manner draws into question the validity of any material provision of any Credit Document.

     5.05 Use of Proceeds; Margin. (a) The proceeds of all Loans shall be utilized for the general corporate and working capital purposes of the Borrower.

           (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.

     5.06 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

     5.07 Investment Company Act. The Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     5.08 Public Utility Holding Company Act. The Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     5.09 Financial Condition; Financial Statement. (a) The consolidated balance sheet of the Borrower at December 31, 2001 and the related statement of operations and cash flows of the Borrower for the fiscal period ended as of said date, which have been certified by PriceWaterhouseCoopers LLP, independent certified public accountants, copies of which have heretofore been furnished to the Bank, present fairly in all material respects the financial position of the Borrower and its Subsidiaries at the date of said statements and their results of operations and cash flows for the period covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. Except as disclosed publicly and in writing by the Borrower, nothing has occurred since December 31, 2001 that has had a Material Adverse Effect.

     (b) Except as correctly reflected in the financial statements described in Section 5.09(a) or in the footnotes thereto and any Indebtedness incurred under this Agreement, there were as of the Effective Date (and after giving effect to any Loans made on such date), no material contingent obligation, contingent liability or liability for taxes or any long-term lease or unusual forward or long-term commitment, including interest rate or currency swap or exchange transactions, or with respect to the Borrower or its Subsidiaries which either individually or in the aggregate would be material to the Borrower and its subsidiaries on a consolidated basis, except as incurred in the ordinary course of business subsequent to December 31, 2001.

     5.10 Tax Returns and Payments. The Borrower has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, except for those contested in good faith. The Borrower has at all times paid, or has provided adequate reserves

(in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to date.

     5.11 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred and continues with respect to a Plan; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability; no Plan has an accumulated or waived funding deficiency, has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; all contributions required to be made with respect to a Plan have been timely made; neither the Borrower nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29), 4971, 4975
or 4980 of the Code or reasonably expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan (other than liabilities of any ERISA Affiliate which could not, by operation of law or otherwise, become a liability of the Borrower); no proceedings have been instituted to terminate, or to appoint a trustee to administer, any Plan; no condition exists which presents a material risk to the Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; neither the Borrower nor any of its ERISA Affiliates has, within the past six years, withdrawn in a complete or partial withdrawal under Section 4201 or
Section 4204 of ERISA from a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) which would result in a Material Adverse Effect; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.

     5.12 Environmental Matters. The Borrower and each Subsidiary is in compliance with all applicable Environmental Laws, except to the extent that such failure to comply will not result in, has not resulted in and cannot reasonably be expected to result in a Material Adverse Effect.

                        SECTION 6. AFFIRMATIVE COVENANTS

     The Borrower hereby agrees that, so long as the Commitment remains in effect, the Note remains outstanding and unpaid or any other amount is owing to the Bank hereunder, the Borrower shall:

     6.01   Financial Statements. Furnish or cause to be furnished to the Bank:

     (a) Within 90 days after each fiscal year of the Company, a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings, cash flows and changes in common stockholders' equity for such fiscal year, prepared on a consolidated basis and in conformity with generally accepted accounting principles, duly certified by independent certified public accountants of recognized standing selected by the Borrower;

     (b) Within 60 days after each quarter (except the last quarter) of each fiscal year of the Borrower, a copy of unaudited consolidated financial statements of the Borrower prepared in the same manner as the audited financial statements referred to in Section 5.09, signed by a proper accounting officer of the Borrower and consisting of at least a balance sheet as at the close of such quarter and statements of operations and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

     6.02 Certificates; Other Information. Furnish to the Bank:

     (a) from time to time such additional information regarding the business, financial condition and operations of the Borrower and its Subsidiaries as the Bank may reasonably request;

     (b) as soon as possible and in any event within fifteen days after the same are sent, (i) copies of all financial statements and reports which the Borrower sends to its shareholders, and (ii) copies of any and all periodic or special reports filed by the Borrower with any governmental authority, if such reports indicate any Material Adverse Effect has occurred or is likely to occur, or if copies thereof are reasonably requested by the Bank.

     6.03 Payment of Obligations. If and to the extent the failure to do so would result in a Material Adverse Effect, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower; and cause each of its Subsidiaries so to do.

     6.04 Conduct of Business and Maintenance of Existence. Except to the extent that failure to do so would not result in a Material Adverse Effect, continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; comply with all material contractual obligations and applicable laws except to the extent that failure to comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect; and cause each of its Subsidiaries so to do. It is expressly understood and agreed that the Borrower, continuing their respective general businesses, have at any time the right to implement any changes that they deem necessary or appropriate in their corporate group structures, provided that such changes do not result in a Material Adverse Effect.

     6.05 Insurance. Maintain, in the name of the Borrower, with financially sound and reputable insurance companies, insurance with adequate coverage on all of its properties.

     6.06 Books and Records. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

     6.07 Notices. Promptly, upon gaining actual knowledge thereof, give notice to the Bank of:

     (a)  the occurrence of any Default or Event of Default;

     (b) any (i) default or event of default under any contractual obligation of the Borrower or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower and any governmental or administrative body or agency, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

     (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount involved is $10,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought which might result in a Material Adverse Effect; and

     (d)  any Material Adverse Effect on the Borrower.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action (if any) the Borrower proposes to take with respect thereto.

     6.08 Environmental Laws.

     (a) If and to the extent the failure to do so would result in a Material Adverse Effect, comply with, and require compliance by all of its tenants and subtenants, if any, and each of its Subsidiaries, with all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approval, registrations or permits required by Environmental Laws; and

     (b) If and to the extent the failure to do so would result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all applicable, lawful orders and directives respecting Environmental Laws and cause each of its Subsidiaries so to do

     6.09 Payment of Taxes. If and to the extent the failure to do any of the following would result in a Material Adverse Effect, (a) pay and discharge prior to their becoming delinquent all taxes, assessments and other governmental charges or levies imposed upon it or its income or upon any of its property or assets, or upon any part thereof, as well as all lawful claims of any kind (including claims for labor, materials and supplies) which, if unpaid, would by law become a Lien upon its property; and (b) cause each of its Principal Subsidiaries so to do; provided that the Borrower and its Principal Subsidiaries will not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall be contested in good faith by appropriate proceedings or other appropriate actions diligently conducted and if the Borrower shall have set aside on its books such reserves, if any, with respect thereto as are required by GAAP and deemed appropriate by the Borrower and its independent public accountants.

     6.10 Further Assurances. From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and will take all such actions, as the Bank may reasonably request, for the purposes of implementing or effectuating the provisions of the Loan Documents. Upon the exercise by the Bank of any power, right, privileges or remedy pursuant to the Loan Documents, which requires any consent, approval, recording, qualification or authorization of any governmental or administrative body or agency, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Bank may be required to obtain from the Borrower for such governmental consent, approval, recording, qualification or authorization.

                         SECTION 7. NEGATIVE COVENANTS.

          7.01 Negative Pledge. The Borrower will not, and will not permit any Principal Subsidiary to, create, assume, incur or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following (the "Permitted Liens"):

          (a) any Lien on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset; provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (b) any lien existing on any asset of any Person at the time such corporation becomes a Subsidiary and not created in contemplation of such event;

          (c) any Lien on any asset of any Person existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary, or existing at the time that such asset was acquired from the seller on arms' length terms, and, in each case, not created in contemplation of such acquisition;

          (d) Liens for taxes, assessments and governmental charges which are not delinquent or which are being contested in good faith and by appropriate proceedings and as to which appropriate reserves are being maintained;

          (e) Liens imposed by statute, ordinance or regulation, such as materialmen's, mechanics' carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations which (i) are not overdue for a period of more than 30 days after filing of any notice with respect to, or such Person's otherwise having notice of, such Lien, (ii) are fully bonded by reputable and responsible insurers or (iii) involve claims which are being contested in good faith and by proper proceedings and in respect of which such Person has set aside adequate cash (or cash equivalent) reserves for the payment of that portion thereof in excess of $100,000 or has provided such other assurances as the Bank may approve;

          (f) pledges or deposits to secure obligations under workers' compensation laws, unemployment insurance or social security laws;

          (g) Liens incurred to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or Capital Leases or to secure statutory obligations or deposits of cash or United States government bonds securing surety or appeal bonds or to secure indemnity, performance or other similar bonds, in each case, incurred in the ordinary course of business;

          (h) zoning restrictions, easements, licenses, restriction on the use of real property or immaterial irregularities in title thereto, which do not in the aggregate have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries;

          (i) Liens incurred by any Subsidiary to secure Indebtedness owing to the Borrower or a wholly-owned Subsidiary;

          (j) any Lien arising our of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by any additional assets; and

          (k) Liens not otherwise permitted by the foregoing clauses of this Section securing Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of $10,000,000 and 15% of Consolidated Net Worth.

         7.02 Dissolutions and Mergers. The Borrower shall not merge into or consolidate with or into any corporation, unless, after giving effect to such merger or consolidation, (a) the Borrower is the surviving corporation; or (b)
(i) no Default or Event of Default shall then exist and (ii) the surviving corporation shall assume all of the obligations of the Borrower hereunder.

         7.03 Disposition of Assets. The Borrower and its Principal Subsidiaries shall not sell, assign, or transfer all or a substantial portion of its consolidated assets, or its consolidated accounts receivable, other than in the ordinary course of business.

         7.04 Conduct of Business. The Borrower shall not make or permit to be made any material change in the character of its business as carried on at the date of this Agreement and will not allow any Principal Subsidiary so to do.

         7.05 Use of Proceeds. The Borrower shall not use any part of the proceeds of any credit extended under this Agreement or the Note to purchase or carry, or to reduce or retire any indebtedness incurred to purchase or carry, any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to any Person for the purpose of purchasing or carrying any margin stock.

         7.06 Financial Covenants.

         (a) The Borrower will not at any time allow the ratio of (i) Consolidated Total Indebtedness to (ii) the sum of (A) Consolidated Net Worth plus (B) Consolidated Total Indebtedness to exceed 0.50 to 1.

         (b) The Borrower will not permit the aggregate amount of all Indebtedness of Subsidiaries (exclusive of Indebtedness owing to the Borrower or to a Wholly-Owned Subsidiary) outstanding at any time to exceed $40,000,000.

         (c) The Borrower will not at any time allow Consolidated Net Worth to be less than the sum of (i) $50,000,000, plus (ii) 33% of Consolidated Net Income (without deduction for losses sustained) accrued from December 31, 1991, to and including the most recent fiscal quarter prior to the date of determination thereof, plus (iii) the net proceeds of any common stock issue or conversion of Convertible Securities occurring after December 31, 2001.

                          SECTION 8. Events of Default.

         Upon the occurrence of any of the following specified events (each, an "Event of Default"):

         8.01 Payments. The Borrower shall default in the payment when due of any principal of the Loans; or of any interest on the Loans and such default shall continue for three days after the Borrower has actual notice thereof; or any Fees or any other amounts owing hereunder or under any other Credit Document and such default shall continue for seven days; or

         8.02 Covenants Without Notice. The Borrower shall default in the due performance or observance by it of any material term, covenant or agreement on its part to be performed or observed pursuant to Sections 6.07 or 7; or

         8.03 Representations, etc. Any representation, warranty or statement made by the Borrower herein or in any statement or certificate delivered pursuant hereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

         8.04 Covenants With Notice. The Borrower shall default in the due performance or observance by it of any material term, covenant or agreement (other than those referred to in Sections 8.01, 8.02 and 8.03 hereof) contained in this Agreement and such default shall continue unremedied for a period of fifteen days after written notice from the Bank; or

         8.05 Other Agreements. The Borrower or any Subsidiary shall fail to pay any Indebtedness in excess of $5,000,000 (excluding Indebtedness hereunder or under the Note) of the Borrower or Subsidiary (as the case may be), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to any such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

         8.06 Bankruptcy, etc. The Borrower or any Principal Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower under the Bankruptcy Code and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower; or the Borrower commences any other proceeding under any other reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower; or there is commenced against the Borrower any such proceeding which remains undismissed for a period of 60 days; or the Borrower is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower for the purpose of effecting any of the foregoing; or

         8.07 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made or the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or
Section 401(a)(29), 4971, 4975 or 4980 of the Code; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which lien, security interest or liability, individually and/or in the aggregate, in the opinion of the Bank, will have a Material Adverse Effect; or

     8.08 Judgments. A judgment or decree shall be entered against the Borrower or any Principal Subsidiary for the payment of money (to the extent not paid or covered by insurance) which together with all other such judgments is in excess of $5,000,000 and such judgments or decrees shall not have been vacated, paid, discharged or stayed or bonded pending appeal within 30 days from the entry thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Bank may, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided, that if an Event of Default specified in Section 8.06 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Bank as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):
(i) declare the Commitment (or the unutilized portion thereof) terminated, whereupon the Commitment (or the unutilized portion thereof) shall forthwith terminate immediately and any Commitment Fees shall forthwith become due and payable without any other notice of any kind and (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                             SECTION 9. DEFINITIONS

     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

          "Agreement" shall mean this Credit Agreement, as the same may be modified, amended and/or supplemented from time to time.

          "Applicable Cost of Funds Margin" shall be 0.55 per cent per annum.

          "Applicable Eurodollar Margin" shall be 0.55 per cent per annum.

          "Applicable Margin" shall the Applicable Cost of Funds Margin, the Applicable Eurodollar Margin or the Applicable Prime Margin, as the context may require.

          "Applicable Prime Margin" shall be 0.00 per cent per annum.

          "Assets" shall mean at any time the aggregate book value of all assets of the Borrower as would be set forth at such time on a consolidated balance sheet of the Borrower prepared in accordance with GAAP.

          "Authorized Financial Officer" shall mean the chief financial officer, treasurer or corporate controller of the Borrower or any other person duly appointed in writing by the Borrower.

          "Bankruptcy Code" shall have the meaning provided in Section 8.06.

          "Borrower" shall mean Quaker Chemical Corporation, a Pennsylvania corporation.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York or the City of Philadelphia, Pennsylvania a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank Eurodollar market.

          "Capital Lease" as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Commitment" means $20,000,000, as the same may be reduced from time to time pursuant to Section 2.02 or Section 8

          "Consolidated Net Income" shall mean, with respect to any period, the Net Income of the Borrower and its Subsidiaries for such period after eliminating intercompany items, all as consolidated and determined in accordance with GAAP.

          "Consolidated Net Worth" shall mean, as of any particular time, the amount which would be set forth under the caption "Stockholder's Equity" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such period, less the amount which would be set forth under the caption "Equity Adjustment from Foreign Currency Translation" (or any like caption) on such consolidated balance sheet, all as prepared in accordance with GAAP.

          "Consolidated Total Indebtedness" shall mean, as of any particular time and after eliminating inter-company items, all Indebtedness of the Borrower and its Subsidiaries, all as consolidated and determined in accordance with GAAP.

          "Convertible Securities" shall mean any evidences of indebtedness, shares of stock (other than common stock), or other securities directly or indirectly convertible into or exchangeable for shares of common stock.

          "Cost of Funds Loan" shall mean a Loan for which the interest rate is the Cost of Funds Rate, plus the Applicable Cost of Funds Margin.

          "Cost of Funds Rate" shall mean the rate, as determined by the Bank as of the date on which the respective Loan is made (which determination shall be conclusive and binding on the Borrower, absent manifest error) at which funds of a comparable term and amount generally are available to the Bank.

          "Credit Documents" shall mean this Agreement and the Note.

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Effective Date" shall have the meaning provided in Section 4.01.

          "Environmental Law" shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. (S)1251 et seq.; the Toxic Substances Control Act, 15 U.S.C.
(S)7401 et seq.; the Clean Air Act, 42 U.S.C. (S)7401 et seq.; the Safe
Drinking Water Act, 42 U.S.C. (S)3808 et seq.; the Oil Pollution Act of 1990,
33 U.S.C. (S)2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower would be deemed to be a "single employer" (i) within the meaning of Section 414(b), (c), (m) or (o) of the Code.

          "Eurodollar Loan" shall mean a Loan for which the interest rate is the Eurodollar Rate, plus the Applicable Eurodollar Margin.

          "Eurodollar Rate" shall mean with respect to each day during each Interest Period, (i) the rate per annum equal to the offered rate (or, as the case may be, the arithmetic mean of the offered rates, rounded upwards to the nearest 1/100th of 1% per annum) as appears on the LIBO page on the Reuters' screen (or, if no such rate appears, on the Telerate page 3750) at 11:00 a.m. (London time) two Business Days prior to the start of such Interest Period, for deposits of comparable term and amount in the London interbank Eurodollar market for the delivery on the first day of such Interest Period divided (and rounded upward to the next whole multiple of 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D)

          "Event of Default" shall have the meaning provided in Section 8.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Expiry Date" shall mean the date occurring 364 days after the Effective Date.

          "Facility Fee" shall have the meaning provided in Section 2.01.

          "Fees" shall mean all amounts payable pursuant to, or referred to in,
Section 2.01.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Sections 6 and 7, including defined terms as used therein, are subject (to the extent provided therein) to Section 10.06(a).

          "Hazardous Materials" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous

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materials," "restricted hazardous materials," "extremely hazardous wastes,"
"restrictive hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.

          "Indebtedness" of any Person means at any date, without duplication,
(i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property, except accounts payable arising in the ordinary course of business,
(iv) all obligations of such Person as lessee under Capital Leases, (v) all Indebtedness of others secured by a Lien on any asset of such person, whether or not such Indebtedness is assumed by such Person, (vi) all Indebtedness of others guaranteed by such Person and (vii) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument.

          "Interest Expense" shall mean, for any period, the total interest expense of the Borrower determined as the same would be set forth in a statement of income of the Borrower for such period.

          "Interest Period", with respect to any Loan, shall mean the interest period applicable thereto, as determined pursuant to Section 1.07.

          "Interest Rate Basis" means the Eurodollar Rate, the Cost of Funds Rate or the Prime Rate, as selected by the Borrower in accordance with this Agreement.

          "Lien" shall mean, with respect to any Person, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind with respect to any asset of such Person (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute, and any lease having substantially the same effect as the foregoing).

          "Loan" shall have the meaning provided in Section 1.

          "Margin Stock" shall have the meaning provided in Regulation U.

          "Material Adverse Effect" shall mean a material adverse effect on the business, results of operations or financial condition of the Borrower taken as a whole.

          "Maturity Date" shall mean with respect to any Loan, the date specified in the respective Notice of Borrowing as the same may be extended pursuant to Section 1.07.

          "Minimum Borrowing Amount" shall mean $250,000.

          "Note" shall have the meaning provided in Section 1.

          "Notice of Borrowing" shall have the meaning provided in Section 1.05.

          "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Bank pursuant to the terms of this Agreement or any other Credit Document.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or an ERISA Affiliate and each plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such a multiemployer or single-employer plan.

          "Prime Rate" shall mean the rate of interest equal to the higher (redetermined daily) of (i) the per annum rate of interest announced by the Bank from time to time at its principal office in New York City as its prime rate for U.S. dollar loans (with any change in such Prime Rate to become effective as and when such prime rate change shall become effective) or (ii) the Federal Funds Rate, plus one half of one per cent (0.50 %) per annum. "Federal Funds Rate" shall mean the average daily Federal Funds Rate as published by the Federal Reserve Bank of New York in Publication H.15 (or any successor thereto), or, if no such rate is published, the per annum rate of interest at which overnight federal funds are from time to time offered to the Bank by any bank in the interbank market in an amount equal to the principal amount of the respective Loan, as determined in good faith by the Bank.

          "Prime Rate Loan" shall mean a Loan for which the interest rate is the Prime Rate, plus the Applicable Prime Rate Margin.

          "Principal Subsidiary" shall mean any Subsidiary (i) whose net sales or earnings, as shown by the accounts of such Subsidiary based upon which the most recent consolidated financial statements delivered to the Bank pursuant to Sections 5.09 and 6.01 which have been made up, are at least 5% of the consolidated total net sales or earnings of the Company and its consolidated Subsidiaries as shown by such financial statements or (ii) whose gross assets, as shown by the accounts of such Subsidiary based upon which the most recent consolidated financial statements delivered to the Bank pursuant to Sections
5.09 and 6.01 have been made up, are at least 5% of the consolidated total gross assets of the Company and its consolidated Subsidiaries as shown by such consolidated financial statements.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

          "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under PBGC Regulation Section 4043.

          "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

          "Subsidiary" shall mean any corporation or other entity of which the Borrower owns, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.

         "Taxes" shall have the meaning provided in Section 3.03.

         "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

         "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.

         "Wholly Owned Subsidiary" shall mean any Subsidiary in respect of which all shares (other than directors' qualifying shares required by law) of the capital stock of each class, or other such ownership interests, outstanding at the time as of which any determination is being made, are owned, beneficially and of record by the Borrower.

         "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, facsimile device, telegraph or cable.

                           SECTION 10. MISCELLANEOUS.

   10.01 Payment of Expenses, Etc. The Borrower agrees to: (i) while an Event of Default exists, pay all reasonable out-of-pocket costs and expenses of the Bank in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein and the protection of the rights of the Bank thereunder (including, without limitation, the reasonable fees and disbursements of counsel for the Bank); (ii) pay and hold the Bank harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Bank) to pay such taxes; and (iii) indemnify the Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Bank as determined by a court of competent jurisdiction), including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (whether any such counsel's fees are incurred in connection with any investigation, litigation or other proceeding between the Borrower and the Bank or between the Bank or any third Person or otherwise.) In case any proceeding shall be instituted in respect of which indemnity may be sought by the Bank pursuant to this Section, the Bank shall promptly notify the Borrower thereof provided that failure so to notify the Borrower shall not relieve the Borrower from its obligations under this Section. The Borrower (i) shall not be liable for any settlement effected without its consent (which shall not be unreasonably withheld) and (ii) shall have the right to participate in the defense of any proceedings for which indemnification may be sought hereunder.

     10.02 RIGHT OF SETOFF. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the

Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Bank (including, without limitation, by branches and agencies of the Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to the Bank under this Agreement or under any of the other Credit Documents, irrespective of whether or not the Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

     10.03 Notices; Financial Information Available Through the SEC. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, e-mailed, telegraphed, telexed, telecopied, cabled or delivered, at the address specified opposite the signature of the Bank or the Borrower, as the case may be, below; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be mailed, e-mailed, telegraphed, telexed, telecopied or cabled or sent by overnight courier, and shall be effective when received. In the event that this Agreement shall require the Borrower to deliver to the Bank any financial statements or other similar information, and such statements or information shall be publicly available at the internet web site of the SEC, such statements or information shall be deemed delivered in accordance herewith.

     10.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bank.

     (b) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

     10.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

     10.06 Calculations; Computations. (a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for immaterial changes, or changes concurred in by the Borrower's independent public accountants) with the most recent audited financial statements of the Borrower delivered to the Bank provided that, if the Borrower notifies the Bank that the Borrower wishes to amend any covenant contained in Section 6 or F to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Bank notifies the Borrower that the Bank wishes to amend any such covenant for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Bank.

     (b) All computations of Fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable, and all computations of interest shall be made on the basis of the actual number of days elapsed over a year of 360 days.

     10.07 Governing Law; Submission to Jurisdiction; Venue (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the State of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall affect the right of the Bank or the holder of the Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any the Borrower in any other jurisdiction.

     (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

     10.08 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Bank.

     10.09 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

     10.10 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Bank and (except in the case of a waiver) the Borrower.

     10.11 Survival. All indemnities set forth herein including, without limitation, in Section 1.09, 1.10 or 10.01, shall survive the execution and delivery of this Agreement and the Note, and the making and repayment of the Loans.

     10.13 Waiver of Jury Trial Each of the parties to this Agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby.

           IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

Address:

                                          QUAKER CHEMICAL CORPORATION

Elm and Lee Streets
Conshohocken, PA 19428
Attn.: Michael Barry

Tel.:  610 832-8500                                  By: /s/ Michael F. Barry
                                                        ------------------------
Fax.   610 832-4494                                        Title: Vice President
e-mail address: barrym@quakerchem.com                      and Chief Financial
                                                           Officer

                                                     By  /s/ Jeffry Benoliel
                                                       -------------------------
                                                           Title: Vice President
                                                           and General Counsel

55 East 52/nd/ Street                                ABN AMRO BANK N.V.
New York, NY 10055
Attn.: James Kreitler and George Dugan

Tel.: 212 409-7420 or 1569                           By: /s/ James S. Kreitler
                                                        ------------------------
Fax.: 212 409-1650 or 1641                                 Title: Group Vice
                                                           President

e-mail address: George.Dugan@abnamro.com or James.Kreitler@abnamro.com

                                                     By: /s/ George Dugan
                                                        ------------------------
                                                           Title: Group Vice
                                                           President